ADDENDUM TO AMENDMENT AND EXTENSION AGREEMENT No. 1

The Amendment and Extension Agreement No.1 provided:

"For and in consideration of good and valuable consideration, the adequacy of which is hereby acknowledged, Michael A. Littman Atty. Defined Benefit Plan ('the Plan") and TPT Global Tech, Inc., ("Holder") hereby covenant, and agree, as follows:

1) The parties entered into a PROMISSORY NOTE ("Note") and a Debt Settlement Agreement effective on Sept. 30, 2020, in which TPT Global Tech, Inc. was the maker of the Note and Michael A. Littman Atty. Defined Benefit Plan is the holder of the Note and the payee. The current balance due on such Note is $424,500, and the note is extended under the terms hereof.

2) The parties hereby amend the terms of the Note and Debt Settlement Agreement effective immediately, and the maturity date of the Note shall be extended to January 31, 2021 under the terms hereof. If the S-1 Registration statement for the shares required hereunder is declared *effective* on or before January 30, 2021, the note shall be automatically extended to February 28, 2021.

3) TPT Global Tech, Inc. hereby agrees to issue 7,500,000 common shares to the Plan, upon the clearance for effectiveness of the S-1 registration statement for the shares, *which TPT Global Tech, Inc. shall make all good efforts to file by January 8, 2021.* Upon the effectiveness of the Registration Statement for the 7,500,000 shares, the issuance of the shares and clearance thereof for resale, shall be made within three business days. After sale of the shares by the Plan, the Plan shall provide a tally of the net proceeds of the sales by the Plan by Feb. 28, 2021 of the 7,500,000 shares issued hereby *and* the 1,000,000 shares currently owned by the Plan, previously issued, and the net total received from all shares sold shall be credited against the Note under the following formula: Note balance of $424,500+$58,000 less net common share sales proceeds received by the Plan, (from 8,500,000 common shares)= Remaining Balance due on the Note to the Plan. The Remaining Balance due under the Note shall be due thirty days after providing the computation of the Remaining Balance due on the Note. No interest shall accrue on the Note unless there is a default under the terms.

4. TPT Global Tech, Inc. shall make all efforts possible to file an amended S-1 registration Statement by January 8, 2021 for the 7,500,000 common shares or be in default under the note, to register with the Securities and Exchange Commission, the shares for resale, and pursue it with all due speed to effectiveness of the Registration statement.

5) All other terms and conditions of the Note and Debt Settlement agreement, not modified hereby, shall remain in full force and effect, without amendment."

This Addendum clarifies that the parties intended to include both the obligations under the Debt Settlement agreement and the Purchase Agreement and the Promissory note resulting therefrom, in the terms above. This addendum is entered into for valid consideration between the parties.

Dated: December 29, 2020

TPT Global Tech, Inc.

DocuSigned by:

Stephen Thomas

By: CA13103E44A247C...

Holder: Michael A. Littman Atty. Defined Benefit Plan

DocuSigned by:

Mike Littman

By D378C4B37076448...

Trustee